Exhibit 99.1
Dollar Tree, Inc. Announces Enterprise-Level
Organizational Leadership Changes

~ Changes Will Increase Focus and Accountability for Performance Across Dollar Tree and Family Dollar Segments; Improve Value for Shareholders and Customers ~

CHESAPEAKE, Va. -- December 11, 2019 -- Dollar Tree, Inc. (NASDAQ: DLTR), North America’s leading operator of discount variety stores, today announced changes to its organizational structure and leadership team designed to enhance the Company’s execution of its strategy and improve operational performance at its Dollar Tree and Family Dollar business segments. These changes, effective immediately, follow the recently completed consolidation of the organization’s two store support centers to the Company’s corporate office in Chesapeake, Virginia.

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Michael A. Witynski has been promoted to Enterprise President of Dollar Tree, Inc. and will lead the merchandising, store operations, and supply chain functions for the Dollar Tree and Family Dollar business segments. His principal focus will be on improving enterprise-wide operational efficiency and reducing distribution costs across both store brands. Mr. Witynski will continue to report to Gary Philbin, Chief Executive Officer of Dollar Tree, Inc.

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Richard L. McNeely has been promoted to Chief Merchandising Officer of Dollar Tree, Inc., and will lead the merchandising, marketing, and global sourcing functions for the Dollar Tree and Family Dollar business segments. His primary focus will be on improving enterprise-wide merchandising margins while improving value for the customer. Mr. McNeely reports to Mr. Witynski.

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Thomas R. O’Boyle, Jr. has been promoted to Chief Operating Officer of Dollar Tree, Inc., and will lead the store operations and real estate functions for the Dollar Tree and Family Dollar business segments. Among other things, he will be focused on optimizing real estate, improving customer experience, and addressing recent issues around inventory shrink. Mr. O’Boyle will report to Mr. Witynski.

“These and other actions we are taking are designed to increase enterprise-wide focus and accountability,” stated Gary Philbin, Chief Executive Officer of Dollar Tree, Inc. “With Mike, Rick and Tom, we will have our senior-most talent working together across the platform with more urgency to move the needle on metrics that will help us deliver greater value for our shareholders and customers.”

Philbin added, “Mike Witynski has been a key executive in driving performance across the organization. In particular, Mike has led the Store Excellence operational initiatives and merchandising programs to drive sales and margin, and has been hands-on in managing our tariff mitigation efforts the past eighteen months. His promotion to Enterprise President will continue our progression of elevating our customer-facing efforts in merchandising and operations.”

Mike Witynski, President of Dollar Tree, Inc., stated, “The reorganization enhances our ability to accelerate the timetable for implementing initiatives designed to improve margins and reduce costs for the Dollar Tree and Family Dollar segments.”

Additionally, Duncan Mac Naughton, President of Family Dollar, is leaving the Company.

“On behalf of our Company, I want to thank Duncan for his efforts in leading the Family Dollar team,” said Philbin. “We wish him the best in his future endeavors.”

About Michael A. Witynski
Mike Witynski, age 56, has been President and Chief Operating Officer of Dollar Tree Stores since June 2017. He previously served as Chief Operating Officer from July 2015 to June 2017, and as Senior Vice President of Stores from August 2010 to July 2015. Prior to joining Dollar Tree, Mr. Witynski was President of Shaw’s Supermarkets, and held senior leadership roles in Merchandising, Marketing, Private Brands and Operations at Supervalu, Inc. during his 29-year career in the grocery industry.

About Richard L. McNeely
Rick McNeely, age 60, has been Chief Merchandising Officer of Dollar Tree Stores since May 2017. He previously served as Senior Vice President of Merchandising from April 2008 to May 2017. Prior to joining Dollar Tree, Mr. McNeely spent the first 28 years of his retail career in roles increasing responsibility within merchandising, marketing, global sourcing, and store operations with several retail companies, including Dollar General, Rose’s Stores and Fred’s, Inc.

About Thomas R. O’Boyle, Jr.
Tom O’Boyle, age 50, has served as Chief Operating Officer of Family Dollar since October 2017. He is a broad-based retail executive with substantial leadership experience, supplemented with functional experience in operations, merchandising, marketing, supply chain and logistics. Prior to joining Family Dollar, Mr. O’Boyle served as Chief Executive Officer of Marsh Supermarkets for five years and prior to that time served as President of the Food, Drug and Pharmacy business at Sears/Kmart. Mr. O’Boyle spent the first 22 years of his career in leadership positions at Albertsons/American Stores (Jewel-Osco).

About Dollar Tree, Inc.
Dollar Tree, a Fortune 200 Company, operated 15,262 stores across 48 states and five Canadian provinces as of November 2, 2019. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS
Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments or results and do not relate strictly to historical facts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements preceded by, followed by or including words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “view,” “target” or “estimate,” “may,” “will,” “should,” “predict,” “possible,” “potential,” “continue,” “strategy,” and similar expressions. For example, our forward-looking statements include statements regarding our future financial and operational performance and consequences of the management and organizational changes.  For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 27, 2019, and other filings with the Securities and Exchange Commission.  We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc.
Randy Guiler, 757-321-5284
Vice President, Investor Relations
www.DollarTree.com
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